Exhibit 10.3 Amended and Restated Employment Agreement, dated as of January 1, 2002, by and between Medialink Worldwide Incorporated and Richard Frisch.

                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 1, 2002, by and between MEDIALINK WORLDWIDE INCORPORATED, a Delaware corporation with offices at 708 Third Avenue, New York, New York 10017 ("Medialink" or the "Corporation"), and RICHARD FRISCH, an individual having a residence at 1130 Park Avenue, New York, New York 10028 (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Corporation and the Employee are parties to an Employment Agreement dated as of June 16, 1997 (the "Original Employment Agreement");

                  WHEREAS, the parties wish to amend and restate the Original Employment Agreement such that the Original Employment Agreement shall be terminated and superceded by this Agreement;

                  NOW, THEREFORE, the parties mutually agree as follows:

         (1) Employment. As of the date hereof (the "Effective Date") the Corporation employs the Employee and the Employee accepts such employment, as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

         (2)      Duties.

                  (1) Title, Duties and MCTV Services. The Employee shall be employed as a Senior Vice President of the Corporation and the President and Chief Executive Officer of Medialink's MCTV Division ("MCTV"). The Employee shall perform the duties of the Chief Executive Officer of MCTV and shall report only to the Corporation's Chief Executive Officer and the Board of Directors of the Corporation. During the term of this Agreement, the Employee shall devote all of his available business time to the performance of his duties hereunder, except that he may devote up to 10 hours per week to a non-competitive consulting business described in Section 13.3 hereof. MCTV shall provide internal and external video communications services and consulting for corporations, the public relations industry and non-profit groups. The external services of MCTV shall include video news releases, video conferences, video primers, corporate image films and any video presentation tool targeted to a designated audience. The internal services shall include live and taped employee communications programs, management presentations and advising clients on strategy and development of programming to reach desired audiences.

                  (2) Duties as MCTV President. The Employee shall be responsible for the creative content and operations (including the hiring and firing of personnel, establishing compensation, including salary and bonuses, in each case with the approval of the Chief Executive Officer of the Corporation) of MCTV, all in accordance with an agreed budget for MCTV. Employee will use his best efforts to manage the client accounts of MCTV to achieve the highest standards of corporate video communications. The Employee shall supervise the staff of MCTV listed on Schedule A attached hereto and their replacements and substitutes, with responsibility and authority over the work effort and product results. The Employee, working with the Corporation's sales and marketing and operations executives, will develop a plan for referrals of the Corporation's clients to

                           MCTV as well as targeting and developing new clients of the MCTV Division in accordance with, but not limited to, the action plan set forth in Exhibit A attached hereto. Each of the Corporation and the Employee shall be obligated to execute the tasks outlined in the action plan set forth in Exhibit A attached hereto. Employee will also train and advise the Corporation's account executives in the processes and procedures required to qualify, present clients and refer accounts to MCTV. The Employee will identify, hire and train, as approved by the Corporation, additional MCTV media consultants as business growth requires, all in accordance with an agreed budget for MCTV and to develop the appropriate production capabilities needed for client assignments, with the goal being to achieve maximum consolidation with the Corporation's operations, when possible. Any additional MCTV employees hired by Employee will be deemed to be a part of the staff members of MCTV listed on Schedule A attached hereto. The Employee shall regularly communicate with the senior sales, operations and international staff of the Corporation to continually analyze and develop cross-referrals of MCTV client organizations and other customers and clients of the Corporation. The Employee shall use his best efforts to maximize the resources of the Corporation and MCTV to enhance the revenues and profitability of the Corporation.

                  (3) Duties as Corporate Senior Vice President. The Employee will attend all Steering Committee meetings and all appropriate meetings of all departments and will review all relevant plans and reports related thereto in order to participate in all aspects of planning, development and operations, particularly in order to assist in developing new and alternative business strategies and the implementation of approved plans, with the intent of maximizing the business results of the Corporation.

                  (4) Attendance at Meetings of the Board of Directors. The Corporation shall invite the Employee to attend and observe at all meetings of the Board of Directors of the Corporation.

         (3) Term of Employment. The term of the Employee's employment shall commence on the Effective Date and shall continue through December 31, 2004 or until earlier terminated pursuant to Section 5 hereof (the "Employment Term").

         (4)      Compensation of Employee.

                  (1)      Compensation.

                           (1) The Corporation shall pay to the Employee as annual compensation for his services hereunder a salary ("Salary") equal to the greater of: (i) $250,000, if Pre-Tax Net Income (as defined in Section 4.3 hereof) is less than or equal to $1,000,000 for such calendar year; (ii) $375,000, if Pre-Tax Net Income is greater than $1,000,000 and less than or equal to $1,500,000 for such calendar year; and (iii) $500,000, if Pre-Tax Net Income is greater than $1,500,000 and less than or equal to $2,000,000 for such calendar year; provided, however, that: (1) for the calendar year ending December 31, 2002 only, the Employee shall receive $500,000 in Salary if Pre-Tax Net Income is greater than $1,000,000 and less than or equal to $2,000,000 for such calendar year, and (2) for the first six months of 2003, the Employee shall receive $250,000 in Salary if Pre-Tax Net Income is greater than $500,000 and less than or equal to $1,000,000 for such six month period. Notwithstanding the foregoing, in the event that Pre-Tax Net Income is greater than

                                    $2,000,000 for any calendar year hereunder, the Employee shall receive as Salary the sum of: (i) 25% of all Pre-Tax Net Income up to and including $2,500,000 for any such calendar year, plus (ii) 30% of any Pre-Tax Net Income in excess of $2,500,000 and up to and including $3,000,000 for such calendar year, plus (iii) 35% of any Pre-Tax Net Income in excess of $3,000,000 for such calendar year.

                           (2) During the term of this Agreement, the Employee's Salary shall be payable semi-monthly less such deductions as shall be required to be withheld by applicable laws and regulations.

                           (3) Initially, the Employee's Salary payments shall be based upon the assumption that Pre-Tax Net Income shall be $2,000,000 per calendar year. In the event that Pre-Tax Net Income for each semi-annual period ending June 30th and December 31st during the Employment Term has been determined to have averaged (together with the prior semi-annual period during the Employment Term or if computing the initial semi-annual period during the Employment Term, then based only on such semi-annual period) less than $1,000,000, the Employee's Salary payments shall be adjusted commencing on the first day of the next succeeding calendar quarter after determination of Pre Tax Net Income pursuant to 4.1(e) below, reducing all payments during such quarter evenly by the average amount overpaid to the Employee during the preceding two consecutive semi-annual periods. In the event that Pre-Tax Net Income for each semi-annual period ending June 30th and December 31st during the Employment Term has been determined to have averaged (together with the prior semi-annual period during the Employment Term or if computing the initial semi-annual period during the Employment Term, then based only on such semi-annual period) more than $1,000,000, the Employee's Salary payments shall be adjusted commencing on the first day of the next succeeding calendar quarter after determination of Pre Tax Net Income pursuant to 4.1(e) below, increasing all payments during such quarter evenly by the average amount underpaid to the Employee during the preceding two consecutive semi-annual periods; provided, however, that 70% of any underpayments up to an aggregate of $125,000 shall be held by the Corporation in a segregated interest bearing account until the end of the Employment Term in accordance with Section 4.1(e) below; provided, further, that no more than $62,500 shall be held by the Corporation based on the initial semi-annual period ending June 30, 2002 and no more than $90,000 shall be held by the Corporation based on the full year ended December 31, 2002; and provided, further, that, subject to Section 4.1(e) below, the segregated account shall not be affected by any overpayments.

                           (4) The Corporation shall determine Pre-Tax Net Income within ninety (90) days of each June 30th and December 31st and a copy of such determination shall be submitted to the Employee within such time period. If within twenty (20) days of receipt of such copy, Employee shall disagree as to the calculation, then the Employee shall provide prompt notice thereof to the Corporation within such twenty (20) day period and the Corporation and the Employee shall seek to resolve such disagreement within ten (10) days of such notice. If the Corporation and the Employee cannot resolve such disagreement within such ten (10) day period, then Ernst & Young or its successor or assign (the "Selected Firm") shall then be authorized to determine the Pre-Tax Net Income. The determination by the Selected Firm shall be completed within sixty (60) days after their appointment and shall be final, binding and conclusive upon the parties hereto. The cost of the Selected Firm's determination of the Pre-Tax Net Income shall be borne by each of the Employee and the Corporation on an equal basis. Until such time as the Selected Firm has made a final determination of the Pre Tax Net Income, the Corporation shall be entitled to adjust the Employee's semi-monthly Salary payments pursuant to
                                    Section 4.1(a) based on its original
                                    determination of Pre-Tax Net Income;
                                    provided, however, that the Corporation
                                    shall deposit the disputed amount of Salary in a segregated interest bearing account pending the Selected Firm's determination of Pre-Tax Net Income.

Notwithstanding anything to the contrary contained herein, with respect to the initial semi-annual period ending June 30, 2002, the Corporation shall use its reasonable efforts to deliver its determination of Pre-Tax Net Income to the Employee and resolve any disagreements as to Pre-Tax Net Income with the Employee, within sixty (60) days of June 30, 2002. In the event any such disagreements are not resolved within such time period, then the dispute resolution method set forth in this paragraph 4.1(d) shall apply. In the event any such disagreements are fully resolved within such sixty-day time period, then, subject to the requirement that certain amounts be placed in a segregated account pursuant to Section 4.1(c) above, any underpayment shall be paid to the Employee in a single payment, which will be paid in the next available payroll period.

                           (5) Within ninety (90) days of the end of the Employment Term (whether as a result of the expiration of the stated term of employment or upon earlier termination pursuant to
                                    Section 5 hereof), the Corporation shall determine whether the Corporation overpaid or underpaid the Employee during the Employment Term, based on the amounts actually paid to the Employee pursuant to
                                    Section 4.1(c) as compared to the amounts actually due to the Employee pursuant to
                                    Section 4.1(a). A copy of such determination shall be submitted to the Employee during such ninety (90) day period. If within thirty (30) days of receipt of such determination, Employee shall disagree as to the calculation, then the Employee shall provide prompt notice thereof to the Corporation within such thirty (30) day period and the Corporation and the Employee shall seek to resolve such disagreement within twenty (20) days. If the Corporation and the Employee cannot resolve such disagreement within such twenty (20) day period, then Ernst & Young or successor (the "Selected Firm") shall then be authorized to determine the amount of any overpayments or underpayments. The determination by the Selected Firm shall be completed within sixty (60) days after their appointment and shall be final, binding and conclusive upon the parties hereto. The cost of the Selected Firm's determination shall be borne by each of the Employee and the Corporation on an equal basis.

                                    (1)      Upon the Corporation's receipt of
                                             the Selected Firm's determination,
                                             or an agreement between the
                                             Corporation and the Employee as to
                                             the amount overpaid or underpaid,
                                             or upon expiration of the thirty
                                             (30) day period without notice of
                                             disagreement from the Employee, the
                                             Corporation shall send a notice to
                                             the Employee of the amount
                                             determined to have been overpaid or
                                             underpaid (the "Final
                                             Determination"). To the extent
                                             there were no overpayments
                                             determined to have been made by the
                                             Corporation to the Employee, the
                                             Corporation shall distribute to the
                                             Employee all funds then held in the
                                             segregated account. To the extent
                                             of any overpayments made by the
                                             Corporation to the Employee, the
                                             Corporation shall be authorized to
                                             remove from the segregated account
                                             the amount of any such
                                             overpayments, plus interest accrued
                                             thereon, and shall distribute the
                                             balance of funds then held in the
                                             segregated account, if any, plus
                                             interest accrued thereon, to the
                                             Employee.

                                    (2)      To the extent that it has been
                                             determined that the Corporation
                                             overpaid the Employee an amount in
                                             excess of the amounts then held in
                                             the segregated account, the
                                             Employee shall pay such excess
                                             amount in one lump sum to the
                                             Corporation within 15 days of the
                                             Final Determination. To the extent
                                             that it has been determined that
                                             the Corporation underpaid the
                                             Employee, then in addition to the
                                             release of all amounts, including
                                             interest, then held in the
                                             segregated account to the Employee,
                                             the Corporation shall pay the
                                             amount of such underpayment to the
                                             Employee in one lump sum within 15
                                             days of the Final Determination,
                                             subject to such deductions as shall
                                             be required to be withheld by
                                             applicable law and regulations. The
                                             provisions of this Section 4.1(e)
                                             shall survive the Employee's
                                             employment hereunder.

                           (6) All compensation earned by the Employee, including amounts paid to Employee from the segregated account, shall be paid only to the Employee, except in the case of the Employee's death, in which case it shall be paid to the Employee's estate.

                  (2) Executive Bonus Pool. In addition to his Salary, the Employee shall be eligible to receive a bonus pursuant to the Executive Bonus Plan (the "Plan Bonus"). The terms and amount of payments, if any, under such Plan are subject to the absolute discretion of the Board of Directors and the Compensation Committee thereof.

                  (3) Pre-Tax Net Income Defined. The term "Pre-Tax Net Income" as used in this Agreement shall mean the MCTV Division Revenue, as such term is hereinafter defined, attributable to the performance of services by the MCTV Division less (i) Direct Costs, as hereinafter defined, (ii) Salary and Related Costs, as hereinafter defined, (iii) Telephone Charges, as hereinafter defined, (iv) General and Administrative Costs, as hereinafter defined; (v) Corporate Overhead, as hereinafter defined; and (vi) Overdue Accounts, as hereinafter defined, prior to the payment or provision for any Federal, state or local income or other taxes, but after all expenses incurred or allocated to the MCTV Division, as computed by the Corporation's accountants employing the same methodology as employed under the Original Employment Agreement. The MCTV Division Pre-Tax Net Income shall be calculated on the operating results of the MCTV Division on the basis of generally accepted accounting principles using the Corporation's standard accounting practices and policies, excluding goodwill amortization and gains and losses arising from the disposition of assets not in the ordinary course of business. Direct costs and overhead accruals will be calculated ninety (90) days after the end of the relevant period.

                  "Direct Costs" shall mean those costs incurred solely for the purpose of a specific revenue generating project. Direct costs include, but are not limited to, camera crews and equipment, playout, uplink and satellite time, tape dubbing and distribution charges, editing and studio costs. In addition, direct costs include the use of third party labor for production, editing etc. In the event that the MCTV Division uses the Corporation's employees for production etc. they will be charged to the MCTV Division on the basis of the rates on Schedule B hereto. The Schedule B rates will be adjusted at the beginning of each of calendar year 2003 and 2004 to reflect actual changes in the Corporation's cost structure. The MCTV Division will be charged for the use of the Corporation's services such as video and audio distribution in accordance with Schedule B. Direct costs will also include sales commissions on MCTV Division Revenue including commissions paid to the Corporation's sales people arising from that portion of the MCTV Division Revenue set forth in subparagraph
(iii) of the definition of MCTV Division Revenue. The MCTV Division shall be charged for commissions paid to the Corporation's sales person who generated the MCTV Division client revenue on all MCTV Division projects for that client for a minimum of 12 months. Subsequent to the 12 month period, if the MCTV Division no longer requires the sales person's involvement, the sales person will be notified that he/she is no longer responsible for the client and will receive no further commissions from MCTV with respect to that client, after an agreed upon period.

                  "Salary and Related Costs" shall mean all employment costs of MCTV Division employees, including but not limited to, salaries and bonuses, medical, dental and disability premiums, employers contributions as to any 401K or other pension plan together with the costs of administering such plans and employment taxes but excluding: (i) the Employee's Salary and Plan Bonus, if any, (ii) the cost of the Employee's medical, dental and group term life insurance and (iii) one-half of the salary of the MCTV Division receptionist, Emily Allen, or her successor. Wherever practicable, such costs will be allocated to MCTV Division on an actual basis. In all other instances, the cost will be allocated to MCTV Division on a pro rata basis calculated by multiplying
(x) the actual cost of the Corporation (including the MCTV Division) by (y) (i) the number of MCTV Division employees associated with that cost divided by (ii) the total number of the Corporation's employees (including the MCTV Division employees) associated with that cost ("Employee Allocation Method"). Scott Michaeloff and his staff are specifically excluded and are not to be considered part of the MCTV Division. Any compensation charged to MCTV Division employees arising from the exercise of stock options granted to such employees by the Corporation shall not be deducted from Pre-Tax Net Income except for FICA and FUTA, if any, paid by the Corporation.

                  "Telephone Charges" shall mean the sum of: (i) those telephone charges which shall be allocated to the MCTV Division on a pro rata basis calculated by multiplying (x) the total telephone charges of the Corporation by
(y) a fraction, the numerator of which is the MCTV Division Revenue and the denominator of which is the total United States revenue of the Corporation (including the MCTV Division Revenue) ("Revenue Allocation Method") and (ii) those telephone charges which are specifically identified as actual telephone charges of the MCTV Division.

                  "General and Administrative Costs" shall mean all other costs incurred by MCTV Division that were not included in Direct Costs or Salary and Related Costs and excluding interest expense.

General and Administrative Costs incurred solely for the MCTV Division will be charged directly to MCTV Division on an actual basis wherever practicable ("Directly Charged Costs"). In all other instances the cost will be allocated to MCTV Division on a pro rata basis in accordance with Schedule C attached hereto.

                  "Corporate Overhead" shall mean costs charged by the Corporation to the MCTV Division to cover administrative costs, marketing support and other overhead costs and shall be equal to 1.8% of the MCTV Division's revenue. The parties hereto acknowledge that the MCTV Division shall be fully transferred onto the Epicor accounting system as soon as practicable at no cost to the MCTV Division.

                  "Overdue Accounts" shall mean accounts receivable which (i) remain unpaid for more than 120 days from the original date of invoice; (ii) are subject to a dispute or claim by the account debtor; (iii) are owed by an account debtor which is insolvent, is the subject of an insolvency proceeding or whose creditworthiness is not satisfactory to the Corporation.

                  "MCTV Division Revenue" shall mean all revenue derived from
(i) clients of the MCTV Division; (ii) revenue generated by the MCTV Division edit suite, and the MCTV Division will charge the Corporation for the use of the edit suite in accordance with Schedule B; and (iii) revenue from clients of the Corporation introduced to the MCTV Division earned as agreed by the New Business Task Force, as hereinafter defined; provided, however that for all traditional broadcast revenue, such as Video News Releases, Audio News Releases, Satellite Media Tours and Radio Media Tours, the MCTV Division will be credited for revenue it generates in excess of the average of the previous two years broadcast revenue of the Corporation from such existing clients for such services. Notwithstanding the foregoing, Scott Michaeloff and his staff shall not be considered part of the MCTV Division. Accordingly, revenues and expenses generated by Mr. Michaeloff, his staff and his clients will not be included in the calculation of Pre-Tax Net Income of MCTV. The parties hereto acknowledge that Mr. Michaeloff and his staff will remain in their current space pending any expansion in the approved budget of the MCTV Division and will continue to have access to the tower/planning room, and the MCTV Division will charge the Corporation for dubs made by Mr. Michaeloff and his staff in that room at the same rates being charged by the Corporation, in accordance with Schedule B.

                  (4) New Client Approval. Prior to the MCTV Division soliciting or accepting any new clients who are then or during the last twelve (12) months were clients of the Corporation, generating at least $25,000 in revenue during such twelve (12) month period, MCTV must obtain the prior written approval of the New Business Task Force. The New Business Task Force, which shall consist of an equal number of representatives of the Corporation and the MCTV Division, with the Corporation's Chief Financial Officer as the chairman, shall meet once every two
                           (2) months to discuss referral opportunities, client conflicts and the appropriateness of referral fees or other compensation. Prior to the Corporation soliciting or accepting any new clients who are then or during the last twelve (12) months were clients of the MCTV Division, generating at least $25,000 in revenue during such twelve (12) month period, the Corporation must obtain the prior written approval of the Employee.

                  (5) Expenses. The Corporation shall pay or reimburse the Employee for all reasonable and necessary business, travel or other expenses incurred by him within the usual policy of the Corporation, upon proper documentation thereof, in connection with the rendition of the services contemplated hereunder.

                  (6) Benefits. During the term of this Agreement, the Employee shall be entitled to participate in such pension, profit sharing, group insurance, option plans, hospitalization, group health benefit plans and all other benefits and plans as the Corporation provides to its senior executive officers. Any air travel by Employee in connection with his duties hereunder shall be on business class and shall be at the expense of the Corporation. During the term of his employment hereunder, the Corporation shall pay automobile lease expenses for the Employee in connection with his duties hereunder. The aggregate monthly expense of the Corporation for such automobile lease payments, and associated maintenance and insurance payments, shall not exceed $1,600 per month. The Corporation shall reimburse Employee for all costs associated with telephone and facsimile lines in each of the Employee's two (2) residences, a car telephone in his automobile and mobile cellular telephone, all of which shall be used exclusively for business related matters.

         (5)      Termination.

                  (1) Termination of Employment. This Agreement shall terminate upon the death, Disability, as hereinafter defined, termination of employment of the Employee For Cause, as hereinafter defined, termination of the Employee for the Failure to Perform, as hereinafter defined, termination of the employment of Employee without cause or because Employee wrongfully leaves his employment hereunder. The procedure set forth in
                           Section 4.1(e) to settle up amounts paid as compared to amounts due shall apply to any termination pursuant to this Section 5.

                  (2) Termination For Cause; Failure to Perform; Wrongful Departure. In the event of a termination For Cause, a termination for Failure to Perform or because Employee wrongfully leaves his employment hereunder, the Corporation shall pay Employee all accrued and unpaid Salary and vacation through the date of termination.

                  (3) Termination Without Cause. In the event of a termination without cause, the Employee shall be entitled to continue to participate in the hospitalization, group health benefit and disability plans of the Corporation on the same terms and conditions as immediately prior to his termination and shall receive his Salary, and Plan Bonus, if any, for the period equal to the earlier of (i) the date the Employee commences employment elsewhere; or (ii) the date the term would have expired pursuant to
                           Section 3 of this Agreement had the Employee not been terminated; provided, however, that: (i) for purposes of determining the amount of the Employee's Salary in future years, it shall be assumed that the Pre-Tax Net Income for the four full quarterly periods immediately prior to termination (after all adjustments have been made pursuant to 4.1(a) and 4.1(e) hereof) is the Pre-Tax Net Income for each calendar year remaining after termination (which amount shall be pro-rated for any partial period remaining after termination) and if less than four full quarters have elapsed prior to termination then any quarterly results that have elapsed shall be annualized to determine the assumed Pre-Tax Net Income; and (ii) for purposes of determining the amount of the Employee's Plan Bonus in future years, it shall be assumed that the Plan Bonus shall be equal to the Plan Bonus, if any, paid to the Employee for the calendar year immediately preceding the year in which the termination occurred.

                  (4) Termination Upon Death. In the event of a termination upon the death of Employee, the Corporation shall pay to the Employee, any person designated by the Employee in writing or if no such person is designated, to his estate, as the case may be, the Salary and Plan Bonus, if any, which would otherwise be payable to the Employee for a period of one (1) year from the date of such death, using the same assumptions regarding future Salary and Plan Bonus as is set forth in the proviso in Section 5.3 hereof. In the event of a termination upon the death of Employee, the Corporation shall pay for a period of six (6) months after such death, on behalf of the Employee's surviving dependents, the COBRA insurance premiums of such dependents.

                  (5) Termination Upon Disability. In the event of a termination upon the Disability of Employee, the Corporation shall pay to the Employee or any person designated by the Employee, (i) during the first month immediately after the termination of employment due to such Disability, the Salary which would otherwise by payable to the Employee and (ii) during the second and third months immediately after the termination of employment due to such Disability, the difference between the Salary which would otherwise be payable to the Employee and the disability insurance payments received by Employee for such period, using the same assumptions regarding future Salary and Plan Bonus as is set forth in the proviso in Section 5.3.

                  (6) Definition of "For Cause". As used herein, the term "For Cause" shall mean (i) Employee's indictment, plea or conviction in a court of law of any crime or offense involving willful misappropriation of money or other property or any other crime involving moral turpitude which constitutes a felony, whether or not involving the Corporation; (ii) disobedience of a lawful directive related to his employment responsibilities hereunder which is not cured within fifteen (15) days after notice, other than a directive to relocate to an office of the Corporation more than twenty five (25) miles from the office where Executive is employed pursuant to this Agreement, from the Chief Executive Officer or Board of Directors of the Corporation consistent with Employee's duties hereunder or (iii) breach of his responsibilities under this Agreement.

                  (7) Definition of "Failure to Perform". As used herein, the term "Failure to Perform" shall mean that the Pre-Tax Net Income is less than zero for any two consecutive calendar quarters during the Employment Term.

         (6)      Disability.

                  (1) Definition. In the event the Employee is mentally or physically incapable or unable to perform his regular and customary duties of employment with the Corporation for a period of seventy-five (75) days in any one hundred twenty (120) day period during the term, the Employee shall be deemed to be suffering from a "Disability".

                  (2) Payment During Disability. In the event the Employee is unable to perform his duties hereunder by reason of a disability, which disability does not constitute a Disability, the Corporation shall continue to pay the Employee his Salary, Plan Bonus, if any, and benefits during the continuance of such disability.

         (7)      Intentionally Omitted.

         (8)      Change in Control.

                  (1) Change in Control Defined. A "Change in Control" shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events; provided, however, that a Change in Control shall not be deemed to have occurred if the transaction or event which would otherwise trigger the Change in Control was approved in advance by the Board of Directors which Board of Directors was comprised of a majority of Continuing Directors (as such term is hereafter defined).

                           (1) Acquisition of Stock by Third Party. Any Person (as hereinafter defined) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Corporation representing thirty-five (35%) percent or more of the combined voting power of the Corporation's then outstanding securities and such Person has initiated in the past or thereafter initiates actions or demonstrates an intent to influence or control the business, affairs or management of the Corporation or to cause the Corporation to enter into a transaction or a series of transactions with such Person or a third party without the prior consent or request of the Board of Directors.

                           (2) Change in Board of Directors. The date when Continuing Directors cease to be a majority of the Directors then in office;

                           (3) Corporate Transactions. The effective date of a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

                           (4)      Liquidation. The approval by the
                                    shareholders of the Corporation of a
                                    complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; and

                           (5) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of
                                    Schedule 14A of Regulation 14A (or a
                                    response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement.

                  (2)      Termination Following Change in Control.

                           (1) The Corporation will provide or cause to be provided to Employee the rights and benefits described in Section 8.3 if, within twenty-four months (24) following a Change in Control, the Corporation terminates the Employee's employment for reasons other than as a result of Employee's death.

                           (2) The Corporation will provide or cause to be provided to Employee the rights and benefits described in Section 8.3 if, within twenty-four months (24) following a Change in Control, the Employee terminates the Employee's employment following the occurrence of any of the following events without Employee's written consent:

                                    (1)      the assignment of Employee to any
                                             duties or responsibilities that are
                                             inconsistent with his position,
                                             duties, responsibilities or status
                                             immediately preceding such Change
                                             in Control, or a change in his
                                             reporting responsibilities or
                                             position at the Corporation;

                                    (2)      the failure to continue in effect
                                             the incentive plans, employee
                                             benefits plans and other
                                             compensation policies, practices
                                             and arrangement in which Employee
                                             participated immediately before the
                                             Change in Control, or the failure
                                             to continue Employee's
                                             participation on substantially the
                                             same basis, both in terms of the
                                             amount of benefit provided and the
                                             level of participation relative to
                                             other participants;

                                    (3)      the transfer of Employee to a
                                             location more than twenty-five (25)
                                             miles from his location at the time
                                             of the Change in Control, or a
                                             material increase in the amount of
                                             travel normally required by the
                                             Corporation of Employee in
                                             connection with his employment;

                                    (4)      the Corporation's failure to pay to
                                             Employee any portion of Employee's
                                             current compensation or to pay to
                                             Employee any portion of an
                                             installment or deferred
                                             compensation under any deferred
                                             compensation program of the
                                             Corporation within seven (7) days
                                             of the date such compensation is
                                             due;

                                    (5)      the Corporation's failure to
                                             continue to provide Employee with
                                             benefits substantially similar in
                                             the aggregate to those enjoyed by
                                             Employee under any of the
                                             Corporation's life insurance,
                                             medical, health and accident,
                                             disability, pension, retirement, or
                                             other benefit plans or practices in
                                             which Employee and Employee's
                                             eligible family members were
                                             eligible to participate in
                                             immediately preceding such Change
                                             in Control, the taking of any
                                             action by the Corporation that
                                             would directly or indirectly
                                             materially reduce any of such
                                             benefits, or the failure by the
                                             Corporation to provide Employee
                                             with the number of paid vacation
                                             days to which Employee is entitled
                                             on the basis of years of service
                                             with the Corporation in accordance
                                             with the Corporation's normal
                                             vacation policy in effect
                                             immediately preceding such Change
                                             in Control; or

                                    (6)      any material breach by the
                                             Corporation of any provision of
                                             this Agreement.

                  (3) Payment on Change in Control. In the event of the termination of Employee's employment under any of the circumstances set forth in Section 8.2 ("Change in Control Termination"), the Corporation and/or its successor shall be obligated to pay to the Employee a lump sum in an amount equal to his Salary and Plan Bonus through the end of the stated Term of this Agreement and all stock options previously granted to the Employee shall automatically become vested and immediately exercisable. For purposes of determining the amount of Employee's Salary in future years, it shall be assumed that the Pre-Tax Net Income of $2,000,000 is achieved each year and for purposes of determining the amount of Employee's Plan Bonus in future years such Plan Bonus shall be equal to the Plan Bonus, if any, paid to the Employee for the calendar year immediately preceding the year in which the Change in Control Termination occurred. The payment of the above amount shall be made as soon as practicable after the Change in Control Termination, but in no event more than thirty (30) days after such Change in Control Termination.

                  (4) Certain Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

                           (1) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                           (2) "Person" shall have the meaning as set forth in Section 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and (iii) any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

                           (3) "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

                           (4) "Continuing Directors" as used in this Agreement shall mean the persons who constitute the Board of Directors of the Corporation on the date hereof together with their successors whose nominations were approved by a majority of Continuing Directors.

         (9) Disclosure of Confidential Information.

                  (1) The Employee hereby acknowledges that the principal business of the Corporation is the production of video and audio public relations materials for distribution to news media and the distribution by satellite or other means to television and radio stations and news media services; distribution of public relations text, audio and video to news media and the general public via satellite, cassette, Internet, wire or other means; distribution of press releases by mail and facsimile; the maintenance of databases of media contacts for and on behalf of clients; analysis and written appraisal of public relations and public affairs campaigns as determined through press clipping review, either on paper, video or audio tape or electronic database searches and such other businesses as the Corporation may conduct from time to time (the "Business"). Employee acknowledges that he has knowledge of the Business and has been and will be acquiring confidential information concerning the Corporation and the Business and that, among other things, his knowledge of the Business will be enhanced through his employment by the Corporation. Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Employee will not, at any time, during or after the term of this Agreement, reveal, divulge or make known to any person, any information which is treated as confidential by the Corporation and not otherwise in the public domain or previously known to him. Employee agrees that all materials or copies thereof containing confidential information of the Corporation in Employee's custody or possession will not, at any time, be removed from the Corporation's premises without prior written consent of an executive officer of the Corporation (except as reasonably necessary in the discharge of Employee's duties hereunder) and shall be delivered to the Corporation upon the earlier of (i) a request by the Corporation or (ii) the termination of Employee's employment with the Corporation. After such delivery, Employee shall not retain any such materials or copies thereof.

                  (2) Employee agrees to make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, computer software (and programs and code) and works of authorship, whether not patentable or copyrightable, which were or are created, made, conceived or reduced to practice by Employee or under Employee's direction or jointly with others during Employee's employment by the Corporation or during Employee's provision of services as an independent contractor to the Corporation, whether or not during normal working hours or on the premises of the Corporation (all of which are collectively referred to in this Agreement as "Developments").

                  (3) Employee also agrees to assign and, by executing this Agreement, Employee does hereby assign, to the Corporation (or to any person or entity designated by the Corporation) all of the Employee's rights, titles and interests, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 9(c) shall not apply to Developments which (i) do not relate to the present or planned business or research and development of the Corporation and (ii) are made and conceived by the Employee: (A) at a time other than during normal working hours, (B) not on the Corporation's premises and (C) not using the Corporation's tools, devices, equipment or proprietary information. Employee understands that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee's agreement to assign certain classes of inventions made by an employee, this Section 9(c) shall be interpreted not to apply to any invention which a court rules and/or the Corporation agrees falls within such class or classes. Employee also agrees to waive all claims to moral and/or equitable rights in any Developments.

                  (4) Employee agrees to cooperate fully with the Corporation, both during and after Employee's employment with the Corporation, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee agrees that he will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Corporation may deem necessary or desirable in order to protect its rights and interests in any Development. Employee further agrees that if the Corporation is unable, after reasonable effort, to secure Employee's signature on any such papers, any executive officer of the Corporation shall be entitled to execute any such papers as Employee's agent and attorney-in-fact, and Employee hereby irrevocably designates and appoints each executive officer of the Corporation as Employee's agent and attorney-in-fact to execute any such papers on Employee's behalf, and to take any and all actions as the Corporation may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this sentence.

                  (5) The provisions of this Section 9 shall survive Employee's employment hereunder for a period of five (5) years commencing on the date this Agreement is terminated.

         (10)     Covenant Not To Compete.
                  (1)      Terms of Non-Compete.

                           (1) In consideration of the payments to be made to Employee hereunder, particularly Section 4.1(a), Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Employee agrees, and, accordingly, Employee does hereby agree, that he will not, directly or indirectly, in the Territory, as hereinafter defined, at any time during the Restricted Period, as hereinafter defined:

                                    (1)      engage in the Business for his
                                             account or render any services
                                             which constitute engaging in the
                                             Business, in any capacity to any
                                             entity; or become interested in any
                                             entity engaged in the Business
                                             either on his own behalf or as an
                                             officer, director, stockholder,
                                             partner, principal, consultant,
                                             associate, employee, owner, agent,
                                             creditor, independent contractor,
                                             or co-venturer of any third party
                                             or in any other relationship or
                                             capacity; or

                                    (2)      employ or engage, or cause to
                                             authorize, directly or indirectly,
                                             to be employed or engaged, for or
                                             on behalf of himself or any third
                                             party, any employee, representative
                                             or agent of the Corporation; or

                                    (3)      solicit, directly or indirectly, on
                                             behalf of himself or any third
                                             party, any client or vendor of the
                                             Corporation and its affiliates; or

                                    (4)      have an interest as an owner,
                                             lender, independent contractor,
                                             co-venturer, partner, participant,
                                             consultant, associate or in any
                                             other capacity, render services to
                                             or participate in the affairs of,
                                             any business which is competitive
                                             with, or substantially similar to,
                                             the Business of the Corporation and
                                             its affiliates as presently
                                             conducted and as may be conducted
                                             by the Corporation during the
                                             Restricted Period.

                           (2)      If any of the restrictions contained in this
                                    Section 10 shall be deemed to be
                                    unenforceable by reason of the extent,
                                    duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

                           (3) This Section 10 shall not be construed to prevent Employee from owning, directly and indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

                           (4) Notwithstanding anything to the contrary set forth in this Section 10, after termination of Employment for any reason, (i) the Employee may act as a news reporter or manager for an entity whose primary function is journalism;
                                    (ii) the Employee may act as a member of the internal public relations staff of any corporation or entity who performs services for only that corporation or its affiliates, including parent corporations, subsidiaries, and joint ventures; and/or (iii) the Employee may act as an account executive or manager at a public relations agency directly serving that agency's clients. Notwithstanding the prior sentence, however, the Employee may not, render services, directly or indirectly, (i) for any organization, department, or affiliate of such news organizations, corporate public relations departments, or public relations agencies, whose primary purpose is to provide the production and distribution of video or audio news releases, satellite media tours and related Internet services that are competitive with, or substantially similar to, the Business, and (ii) for any organization, department, or affiliate of such news organizations, corporate public relations departments, or public relations agencies, whose primary purpose is to provide the research and analysis of public relations and public affairs campaigns as determined through press clipping review, either on paper, video or audio tape or electronic database searches that are competitive with or substantially similar to the Business.

                           (5) The term "Restricted Period," as used in this Section 10 shall mean the later of: (i) the Term of this Agreement plus one (1) year; and (ii) December 16, 2004; provided, however, that in the event that the Employee ceased to be employed by the Corporation within twenty- four (24) months after a Change in Control as a result of a Change in Control Termination, then the Restricted Period shall terminate upon the date of the Change in Control Termination. Employee acknowledges that the Corporation markets its business worldwide and therefore the term "Territory" as used herein shall mean the entire world.

                           (6) Employee does hereby agree that he will not make, or cause to be made, any statement, comment or remark which would reasonably be construed or intended to disparage, criticize or denigrate the Corporation or any of its current or former officers or directors.

                           (7) The Corporation does hereby agree that none of the members of senior management will make, or cause to made, any statement, comment or remark which would reasonably be construed or intended to disparage, criticize or denigrate the Employee; provided, however, that members of senior management, shall be permitted, in the context of an internal performance review of the Employee to be critical of such Employee's performance.


                  (2) Agreement Not to Compete. As part of the sale of substantially all of the assets of Corporate TV Group, Inc. to the Corporation in June 1997, the Employee entered into a Non-Compete Agreement, dated as of June 16, 1997 with the Corporation (the "1997 Non-Compete Agreement") and agreed to be bound by the terms and provisions thereof through December 16, 2004. As an inducement for the Corporation to enter into this Agreement, the Employee hereby agrees to extend the Restricted Period, as defined in the 1997 Non-Compete Agreement through the later of: (i) the Term of this Agreement plus one (1) year; and (ii) December 16, 2004; provided however, that in the event that the Employee ceases to be employed by the Corporation within twenty-four (24) months after a Change in Control as a result of a Change in Control Termination, then the Restricted Period shall terminate upon the date of the Change in Control Termination. In the event that this provision is held to be unenforceable by a court of competent jurisdiction, then the provisions of the 1997 Non-Compete Agreement shall continue to apply as well as the provisions of Sections 10.1 and 10.3 of this Agreement. To the extent that there is a conflict between the terms of this Section 10.2 and the terms of Section 10.1, the terms of this Section 10.2 shall control.

                  (3) Survival. The provisions of this Section 10 shall survive the termination of Employee's employment hereunder and until the end of the Restricted Periods as provided in Sections 10.1 (e) and 10.2 hereof.

         (11)     Rights and Remedies Upon Breach of Sections 9 or 10.

                  (1) Return of Benefits. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Sections 9 or 10 (the "Restrictive Covenants"), the Corporation shall have the right and remedy to require the Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Corporation and if specifically set forth in a judgment the right and remedy to require the Employee to forfeit his right to receive compensation remaining to be paid to him pursuant to Section 4 of this Agreement. In addition, if the Employee breaches or threatens to commit a breach of any of the Restrictive Covenants, (i) the Employee's unvested stock options shall immediately lapse and (ii) the Corporation shall have the right to purchase from the Employee the Employee's vested stock options for the book value of the shares of Common Stock underlying such vested options less the exercise price of such vested options or if such amount is less than zero, then $.01 per option share. The Corporation may set off any amounts due to the Corporation under this
                           Section 11.1 against any amounts owed to the Employee by the Corporation.

                  (2) Injunctive Relief. Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Employee agrees that any breach or threatened breach by him of Sections 9 or 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without posting a bond or showing special damages. The parties understand and intend that each restriction agreed to by Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

         (12) Disclosure of Conflicts of Interest; Abstention from Speculation in Securities of the Corporation or Clients.

                  (1)      Conflicts of Interest; Speculation in Securities.

                                    In order to avoid actual or apparent
conflicts of interest, the Employee shall take all necessary actions to disclose to the Corporation any direct or indirect ownership or financial interest in any company, person or entity which is (i) a service provider to the Corporation,
(ii) an actual or intended client of the Corporation, or (iii) a competitor of the Corporation.

                                    While the Employee is employed by the
Corporation, the Employee shall abstain from any direct or indirect acquisition of securities of (i) the Corporation, except as offered by the Corporation to the Employee as incentives, bonuses or options, or (ii) the Corporation's clients or customers, except, for purposes of clauses (i) and (ii), as may be specifically approved in writing by the Corporation upon the Employee's prior written request; and (iii) from divulging or appropriating to the Employee's own use or to that of others any secret, confidential or proprietary information or knowledge regarding the Corporation, its clients or customers for the purpose of speculation in the securities of any of them.

                  (2) General Requirements. The Employee shall observe such lawful policies of the Corporation as may from time-to-time apply.

                  (3) Insider Trading. Considering that the Corporation is a publicly-traded corporation, the Employee hereby agrees that the Employee shall comply with any and all federal and state securities laws, including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Corporation's business affairs with any individual or group of individuals (e.g., Internet chat rooms) who does not have a business need to know such information for the benefit of the Corporation.

                  (4) Limited Lock-Up. Considering that the Corporation's securities are thinly traded and that a sale of a large block of stock significantly depresses the price of the Corporation's securities, the Employee hereby agrees not to sell shares of the Corporation's common stock, $.01 par value per share, representing more than: (i) 25% of the Corporation's average daily trading volume over the prior 30 trading days in any week, nor (ii) 100% of the Corporation's average daily trading volume over the prior 30 trading days in any 30-day period. Notwithstanding the foregoing, the Employee shall comply with any and all federal and state securities laws.

         (13)     Miscellaneous.

                  (1) Assignment. The Employee may not assign or delegate any of his rights or duties under this Agreement.

                  (2) Life Insurance. The Corporation shall have the right (but not the obligation) to purchase ordinary or term life insurance on the life of the Employee; any such life insurance and any policy evidencing the same shall be owned by, and shall be for the benefit of, the Corporation. The Employee shall cooperate in all respects in the securing of such insurance.

                  (3) Consulting Services. Notwithstanding anything contained herein to the contrary, the Employee shall be permitted during the Employment Term to perform consulting services provided that such services do not compete with the then current Business of the Corporation. The Corporation shall have the right, not more than once in any ninety (90) day period, and upon three (3) days advance notice to the Employee during normal business hours, to review the scope of work and services that the Employee's consulting business is, was or will be, performing for its clients to determine whether such consulting services compete with the then current Business of the Corporation.

                  (4)      General Obligations. The Employee hereby agrees to:
                           (i) promptly report all transactions in the Corporation's securities to the Chief Financial Officer of the Corporation, and (ii) file, or cause to be filed, all reports required by federal and state securities laws in a timely and accurate manner.

                  (5) Earn-Out. This Agreement does not amend, modify or otherwise affect the provisions of the Asset Purchase Agreement, dated as of June 16, 1997, by and among the Corporation, the Employee and Corporate TV Group, Inc.

                  (6) Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee's employment by the Corporation, and with the exception of the Confidentiality Agreement and the Non-Compete Agreement, supersedes all prior understandings and agreements, including employment agreements, if any, whether oral or written, between the Employee and the Corporation regarding employment and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

                  (7) Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and permitted assigns.

                  (8) Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (9) Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, postage prepaid, or overnight delivery to the party at the address set forth below or to such other address as either party may hereafter give notice of in accordance with the provisions hereof:

                  If to the Corporation:

                  Medialink Worldwide Incorporated
                  708 Third Avenue
                  New York, NY 10017
                  Attention:  Mr. Laurence Moskowitz

                  With a copy to:

                  Tashlik, Kreutzer, Goldwyn & Crandell, P.C.
                  40 Cuttermill Road, Suite 200
                  Great Neck, NY 11021
                  Attention: Theodore Wm. Tashlik, Esq.

                  If to the Employee:

                  Mr. Richard Frisch
                  1130 Park Avenue
                  New York, NY 10028

                  With a copy to:

                  Goetz Fitzpatrick Most & Bruckman, LLP
                  One Penn Plaza
                  New York, NY 10119
                  Attention:  Jack L. Most, Esq.

                  (10) Governing Law. This Agreement shall be governed by, enforced and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the United States Federal Courts or New York Supreme Court, as the case may be, in the State of New York. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding and agree that venue for any action or proceeding brought in the State of New York shall lie in the Southern District of New York or Supreme Court, New York or Nassau County, as the case may be. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

                  (11) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All documents and signatures required hereunder may be delivered or exchanged by telecopy and telecopied signatures shall be effective as originals thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                        MEDIALINK WORLDWIDE INCORPORATED


                                         By: /s/ Laurence Moskowitz
                                             -------------------------
                                             Name: Laurence Moskowitz
                                             Title: President


                                             /s/ Richard Frisch
                                             -------------------------
RICHARD FRISCH